Exhibit 99.1

Bristol-Myers Squibb Announces Offer from
Taisho Pharmaceutical Holdings Co., Ltd to Purchase UPSA

•	Strategic review process announced in June concludes with a project to sell UPSA consumer health business

•	The potential transaction would position Bristol-Myers Squibb to further refine its portfolio to focus on transformational medicines for patients facing serious diseases

•	Taisho is seeking to leverage well-established brands and a strong manufacturing platform for strategic geographic expansion

(NEW YORK, December 19, 2018) – Bristol-Myers Squibb Company (NYSE:BMY) today announced that Taisho Pharmaceutical Holdings Co., Ltd. (Taisho) has offered to purchase Bristol-Myers Squibb’s UPSA consumer health business for $1.6 billion. UPSA develops and delivers important consumer medicines for patients in France, across Europe and additional countries. Taisho is the largest over-the-counter (OTC) drug company in Japan, with over a century of experience in this field. Taisho holds a leading presence in anti-inflammatory analgesic, cold and flu and hair growth segments in Japan and Southeast Asia. The potential transaction is anticipated to be completed during the first half of 2019, subject to regulatory approvals and satisfaction of certain other customary closing conditions.

“Today’s announcement marks the culmination of an in-depth strategic review to identify the best option to grow the UPSA business for the long-term,” said Giovanni Caforio, chairman and chief executive officer of Bristol-Myers Squibb. “UPSA is a strong business that deserves the best possible opportunities for its employees and its future development. With Taisho we have found an experienced and reliable buyer with the strategic interest to successfully sustain and grow the business for the future.”

Bristol-Myers Squibb and Taisho have a history of conducting successful transactions. In 2009, Taisho entered the OTC market in certain Asian countries through the purchase of PT Squibb Indonesia from Bristol-Myers Squibb. The subsidiary of Taisho is now known as PT Taisho Pharmaceuticals Indonesia Tbk.

UPSA is a French pharmaceutical company and brand owned by Bristol-Myers Squibb. Since 1935, UPSA has built its expertise in the development and manufacturing of pharmaceutical drugs and supplements for everyday ailments. Its portfolio covers a wide range of therapeutic areas: pain, cough & cold, vitamins and supplements, gastrointestinal and sleep.

Over the past several years, Bristol-Myers Squibb has been realigning its business portfolio to address changes in its business and the future requirements of its evolving pipeline.  The company is focusing resources on its highest priorities of discovering, developing and delivering transformational medicines for patients facing serious diseases. UPSA is focused on consumer medicines that are outside of the Bristol-Myers Squibb core focus.

The offer by Taisho is structured in the form of a “put option” agreement. Under the terms of the agreement, the offer is subject to Bristol-Myers Squibb’s exercise of the put option following information and consultation processes with relevant employee representative bodies. Upon exercise of the put option, Bristol-Myers Squibb and Taisho would execute a definitive stock and assets purchase agreement following which Taisho would acquire all of the issued and outstanding shares of capital stock of UPSA SAS, as well as Bristol-Myers Squibb’s assets and liabilities relating to the UPSA product portfolio. Assuming completion, Bristol-Myers Squibb estimates the potential transaction would be approximately ($0.04) dilutive to 2019 earnings.

Deutsche Bank Securities, Inc. and Jefferies LLC acted as exclusive financial advisors to Bristol-Myers Squibb. Kirkland & Ellis LLP, Freshfields Bruckhaus Deringer LLP and Baker & McKenzie acted as its legal advisors.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statement relating to the research, development and commercialization of pharmaceutical products and the proposed transaction.  These statements may be identified by the fact that they use words such as “should”, “expect”, “anticipate”, “estimate”, “target”, “may”, “project”, “guidance”, “intend”, “plan”, “believe”, “envisage” and other words and terms of similar meaning in connection with any discussion of future occurrences with respect to the proposed transaction and/or future operating or financial performance.  One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. These risks, assumptions, uncertainties and other factors include, among others, the positive outcome of the information and consultation processes with relevant employee representative bodies in connection with the proposed transaction, the parties’ ability to satisfy certain closing conditions and any delay or inability of the Company to realize the expected benefits of the proposed transaction. There is no guarantee that the proposed transaction will close on the terms or within the time frame described in this press release.   Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date of this press release and except as otherwise required by federal securities law, Bristol-Myers Squibb undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Contacts

Media:

U.S. - Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com

France – Frederique Saas, +33 1 58 83 67 26, frederique.saas@bms.com

Japan – Erika Nakajima, +81 3-6705-7790, erika.nakajima@bms.com

Investors:

Tim Power, 609-252-7509, timothy.power@bms.com

Bill Szablewski, 609-252-5894, william.szablewski@bms.com